DLJ WINTHROP HIGH INCOME FUND

10f-3 Report
March 8, 1999* - April 30, 1999

1.  Issuer:  Charter Communications Hldg. 8 5/8% 4/1/09
    Trade date:  3/12/99
    Category(1):  (iv)
    3 years operations
    selling broker:  GSCO
    Face Amount:  $1.0 million
    Purchase price per share:  100 3/8
    % of Issue(2):  0.07%

2.  Issuer:  Jordan Industries 10 3/8% 8/1/07
    Trade date:  3/17/99
   Category: (iv)
   3 years operations
   selling broker:  BOB
    Face amount:  $0.5 million
    Purchase price per share:  96 5/8
    % of Issue:  0.32%

3.  Issuer:  Dura Operating Corp. 9% 5/1/09
    Trade date:  4/15/99
    Category: (iv)
    3 years operations
    Selling broker:  NATF
    Face amount:  $0.5 million
    Purchase price per share:  100
    % of issue:  0.17%

*The DLJ Winthrop High Income Fund commenced operations on March 8, 1999

(1) Securities are (i) part of an issue registered under the Securities Act of 1933 (the "1933 Act") that is being offered to the public, (ii) Eligible Municipal Securities (as defined in Rule 10f-3 under the 1940 Act (the "Rule")
(iii) securities sold in an Eligible Foreign Offering (as defined in the Rule) or (iv) securities sold in an Eligible Rule 144A Offering (as defined in the Rule).

(2) Represents purchases by all affiliated funds: may not exceed (i) if an offering other than an Eligible Rule 144A offering, 25% of the principal amount of the offering or (ii) if an Eligible Rule 144A offering, 25% of the total of
(x) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to Qualified Institutional buyers, as defined in Rule 144A (a)(1) under the 1933 Act, plus (y) the principal amount of the offering of such class in any concurrent public offering.